Exhibit 7.3

Loan No. 950114733

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of January 3, 2005, is made by and between FREMONT INVESTMENT & LOAN, a California industrial bank (“Lender”), and WILLIAM LYON, an individual, WILLA DEAN LYON, an Individual and WILLIAM HARWELL LYON SEPARATE PROPERTY TRUST (the “Trust”) (jointly and severally, “Borrower”).

R E C I T A L S

A. William Lyon and Willa Dean Lyon are the owners of that certain real property described on Exhibit A attached hereto, together with the Improvements (as hereinafter defined) thereon (the “Property”).

B. Borrower desires to borrow from Lender, and Lender is willing to loan to Borrower, a loan (the “Loan”) in the maximum principal amount of the Loan Amount (as hereinafter defined), for the purposes and upon the terms set forth herein.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

When used herein, the following initially-capitalized terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person which controls, is controlled by, or is under common control with the Person in question. For the purposes of the foregoing definition, “controls” (and the correlative terms “controlled by” and “under common control with”) means possession by the applicable Person of the power to direct or cause the direction of the management and policies thereof, whether through the ownership of voting securities, by contract, or otherwise, including, without limitation, the power to elect or appoint a majority of the directors of a corporation or the trustees of a trust.

“Agreement” means this Loan and Security Agreement, together with all supplements, amendments, modifications, extensions, renewals and replacements hereto.

“Apartment Affiliates” means any entity in which a Borrower has an interest that has a direct or indirect interest in an Apartment Entity.

“Apartment Entities” means each of Skyline Hills, Provence and Country Club Villas, and their respective successors and assigns.

“Application Information” means all financial information and statements and other information submitted to Lender in connection with the Loan, including, without limitation, the information set forth on the Borrower Questionnaire delivered to Lender.

“Attorneys’ Fees,” “Attorneys’ Fees and Costs,” “attorneys’ fees” and “attorneys’ fees and costs” mean the reasonable fees and expenses of counsel to the applicable parties to the Loan Documents, which may include printing, photostating, duplicating, facsimilating, messengering, filing and other expenses, air freight charges, and fees billed for law clerks, paralegals, librarians and others not admitted to the bar but performing services under the supervision of an attorney. The terms “attorneys’ fees” or “attorneys’ fees and costs” shall also include, without limitation, all such reasonable fees and expenses incurred with respect to appeals, arbitrations, bankruptcy proceedings (including, without limitation, any adversary proceeding, contested motion or motion) and any post-judgment proceedings to collect any judgment, and whether or not any action or proceeding is brought with respect to the matter for which such fees and expenses were incurred. The recovery of post-judgment fees, costs and expenses under this Agreement or any of the other Loan Documents is separate and several and shall survive the merger of the applicable Loan Documents into any judgment.

“Bankruptcy Code” means Title 11 of the U.S. Code, as applicable, or any similar federal or state laws for the relief of debtors, each as hereafter amended.

“Borrower Affiliates” means each of the Principal Parties, Homes and Skyline Hills, Provence and Country Club Villas, and each of the Apartment Affiliates.

“Business Day” means any day other than a Saturday, a Sunday, a legal holiday under the laws of the State of California, or a day on which commercial banks in the State of California are authorized or required by law or other governmental action to be closed.

“Canyons Apartments” means the real property and improvements commonly known as The Canyons.

“Closing Date” means the date of the satisfaction of the conditions precedent set forth in Article 3 and the closing of the Loan, but in no event later than the Termination Date.

“Collateral” means the collateral now or hereafter pledged to Lender under the Security Instrument or any other Loan Document as security for any of the Loan Obligations, including, without limitation, the Property.

“Contractual Obligation” as applied to any Person means any provision of any instrument, document or security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which any of its properties is bound or to which it or any of its properties is subject.

“Country Club Villas Apartments” means the real property and improvements commonly known as the Country Club Villas.

“Country Club Villas” means DMT/Lyon Country Club Villas, LLC, a California limited liability company.

“Default Interest Rate” is defined in the Note.

“Environmental Indemnity” means that certain Environmental Indemnity of even date herewith executed by Borrower and the other parties named therein, if any, together with all supplements, amendments, modifications, extensions, renewals and replacements thereto.

“Environmental Laws” means any and all present and future federal, state and local laws, ordinances, regulations, policies and any other requirements of any Governmental Agency relating to health, safety, the environment or to any Hazardous Substances, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (CERCLA), the Resource Conservation Recovery Act (RCRA), the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Endangered Species Act, the Clean Water Act, the Clean Air Act, the Occupational Safety and Health Act (to the extent the same relates to Hazardous Substances), the California Environmental Quality Act and the applicable provisions of the California Health and Safety

Code, California Labor Code and the California Water Code, each as hereafter amended from time to time, and the present and future rules, regulations and guidance documents promulgated under any of the foregoing, or under similar laws, ordinances, regulations, policies or requirements of other states or localities.

“Environmental Obligations” means all terms, conditions, covenants and obligations under Section 6.4 of this Agreement.

“Environmental Report” means that certain Phase I Environmental Site Assessment dated December 28, 2004 performed by MAC.

“Event of Default” means any of the events specified in Section 7.1.

“Financial Reporting Method” means either generally accepted accounting principles (GAAP), consistently applied or a cash method of accounting (using fair market value for real estate).

“Financial Statement Delivery Date” means with respect to the financial statements and information required by Section 6.4(A), ninety (90) days after the end of each calendar year, and at such other times within thirty (30) days after written request by Lender.

“Flood Insurance Acts” means the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 and the National Flood Insurance Reform Act of 1994, and any other flood insurance act, each as may be amended.

“Formation Documents” means as to any trust, its trust agreement and a certification of the current trustees thereof, each of the foregoing together with all supplements, amendments and modifications thereto.

“Formation Documents Certificates” means such certificates in connection with the Formation Documents of the Signature Parties as may be required by Lender from Borrower and the other Signature Parties.

“Further Assurances Clauses” means the provisions of the Loan Documents requiring Borrower or Guarantors to deliver additional documents or instruments to Lender upon Lender’s written request, including, without limitation, Sections 4.3 and 6.9 of this Agreement and Sections 11 and 12 of the Guaranty.

“Governing State” means California.

“Governmental Agency” means any federal, state, municipal or other governmental or quasi-governmental court, agency, authority or district.

“Guarantor” means William Harwell Lyon 1976 Trust.

“Guaranty” means that certain Guaranty of even date herewith executed by Guarantor in favor of Lender, together with all supplements, amendments, modifications, extensions, renewals and replacements thereto.

“Hazardous Substances” means (a) any chemical, compound, material, mixture or substance that is now or hereafter defined or listed in, or otherwise classified pursuant to, any Environmental Laws as a “hazardous substance”, “hazardous material”, “hazardous waste”, “extremely hazardous waste”, “acutely hazardous waste”, “radioactive waste”, “infectious waste”, “biohazardous waste”, “toxic substance”, “pollutant”, “toxic pollutant”, “contaminant”, or any formulation not mentioned herein intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “EP toxicity”, or “TCLP toxicity”; (b) petroleum, natural gas, natural gas liquids, liquefied natural gas, synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas) and ash produced by a resource recovery facility utilizing a municipal solid waste stream, and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources; (c) ”hazardous substance” as defined in Section 25281(f) of the California Health and Safety Code; (d) ”waste” as defined in Section 13050(d) of the California Water Code; (e) asbestos in any form; (f) urea formaldehyde foam insulation; (g) polychlorinated biphenyls (PCBs); (h) radon; and (i) any other chemical, material, or substance exposure to which is limited or regulated by any Governmental Agency because of its quantity, concentration, or physical or chemical characteristics, or which poses a significant present or potential hazard to human health or safety or to the environment if released into the workplace or the environment. “Hazardous Substances” shall not include ordinary household and repair, maintenance and cleaning supplies maintained in de minimis, reasonable and necessary quantities and used in accordance with all Environmental Laws.

“Holdback for Interest Reserve” is defined in the Note.

“Homes” means William Lyon Homes.

“Improvements” means the improvements and fixtures now or hereafter located on the Property.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person for borrowed money; (b) all obligations issued, undertaken or assumed by such Person as the deferred purchase price of property or services; (c) all non-contingent reimbursement or payment obligations; (d) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments; (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations of such Person with respect to capital leases; (g) all indebtedness referred to in clauses (a) through (f), inclusive, above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (h) all guaranty obligations of such Person in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g), inclusive, above.

“Indemnitees” means, collectively and individually, Lender, its Affiliates and its and their respective directors, officers, agents, attorneys, employees, successors and assigns.

“Information Delivery Date” is defined in Section 6.7.

“Insolvency Laws” means the Bankruptcy Code and any and all present and future federal, state and local laws, ordinances, regulations, rules and any other requirements of any Governmental Agency relating to the bankruptcy, insolvency, appointment of a receiver, reorganization, arrangement, readjustment of debt, dissolution or liquidation of, for or relating to, any Person, each as hereafter amended from time to time and the present and future rules, regulations and guidance documents promulgated under any of the foregoing.

“Insurance Agreement” means that certain Insurance Agreement of even date herewith executed by Borrower and Lender, together with all supplements, amendments, modifications, extensions, renewals and replacements thereto.

“Insurance/Condemnation Proceeds” means insurance proceeds, condemnation awards (including, without limitation, payments arising from change in grade of streets and awards for severance damages), and payments in lieu of the foregoing, arising from the Property or relating to Borrower’s ownership of the Property, or any other sums payable by any Person to or for the benefit of any member of the Borrower Group on account of any loss, condemnation or taking of, or damage to, the Property or any portion thereof.

“Laws” means all of the following in effect at any time: (a) all orders of any court, all federal, state, county, municipal and other governmental and quasi-governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions, whether now or hereafter enacted and in force, including, without limitation, all Terrorism Laws and all Environmental Laws, any zoning or other land use entitlements and any requirements which may require repairs, modifications or alterations in or to the Property, (b) all foreign country (non-United States) statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions, whether now or hereafter enacted and in force, (c) all Permits at any time in force affecting the Property or the occupancy, operation, ownership, transfer or use thereof, and (d) all covenants, agreements, restrictions and encumbrances running in favor of any Person, contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or the occupancy, operation, ownership, transfer or use thereof.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, charge or claim of any kind, including, without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and/or the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction, in each case, with respect to the Collateral or any portion thereof or interest therein.

“Lien Enforcement Action” means (a) any action in which Lender exercises any rights or remedies against Borrower (and/or any Guarantor) pursuant to the Loan Documents or under applicable law or at equity against or with respect to the Property or the Collateral, including, without limitation: appointment and maintenance of a receiver; any action to prevent waste or otherwise to protect the Property or the Collateral from material physical damage or material physical deterioration; Lender’s exercise of a power of sale contained in any Loan Document; commencement and prosecution of a foreclosure, trustee’s sale, or similar proceeding or other judicial process; prosecution of any and all rights available to Lender relating to Borrower or the Property and the Collateral in any bankruptcy, insolvency or similar proceeding (including Lender’s rights under the Bankruptcy Code to file a claim for the full amount of all Loan Obligations, to require that all collateral held by Lender continue to secure all Loan Obligations, and to elect treatment under 11 U.S.C. Section 1111(b)(2)); consummation of a U.C.C. sale; and (b) any other action or proceeding relating to the Property or the Collateral (including, without limitation, an action for specific performance as to Borrower’s express nonmonetary obligations under the Loan Documents), or relating to any other collateral held by Lender for the Loan.

“Loan Amount” means an amount of up to Forty-Four Million Two Hundred Fifty Thousand Dollars ($44,250,000).

“Loan Documents” means the documents described in Section 3.1 and all other documents now or hereafter securing, or executed in connection with, the Loan, together with all supplements, amendments, modifications, extensions, renewals and replacements thereto, but excluding the Environmental Indemnity.

“Loan Fee” means a fee in the amount of one percent (1%) of the Loan Amount.

“Loan Obligations” means all obligations of Borrower with respect to : (a) payment of principal, interest, and any other sums payable under the Loan Documents; (b) performance of all nonmonetary obligations of Borrower under the Loan Documents; (c) payment of damages for breach of any representation, warranty, or covenant in any Loan Document; (d) any obligation to indemnify any party under any Loan Document; and (e) payment of any monetary judgment obtained by Lender under the Loan Documents or in connection with the Loan.

“Loan Year” means the twelve (12) month period commencing on the Closing Date, if the Closing Date occurs on the first day of a calendar month, or on the first day of the calendar month following the Closing Date if the Closing Date does not occur on the first day of a calendar month, and each twelve

(12) months thereafter. If the Closing Date does not occur on the first day of a calendar month, the first Loan Year shall in addition include any period from the Closing Date to the first day of the calendar month following the Closing Date.

“Losses” means any and all liabilities, claims and actual, out-pocket losses, damages, costs, and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred, paid or suffered by Lender or any Affiliate, subsidiary or nominee of Lender: (a) as a direct result of the specified matter; (b) to cure or remedy such matter; and/or (c) in enforcing Lender’s claims against any Person with respect to such matter.

“Maturity Date” is defined in the Note.

“Monthly Installment” is defined in the Note.

“New Financing Commitment Letter” is defined in Section 2.5.

“Nonforeign Status Statutes” means Section 1445 of the Internal Revenue Code of 1986, as amended, Sections 18662, 18668 and 18669 of the California Revenue and Taxation Code, as amended, and the regulations promulgated thereunder, and any successor Laws.

“Note” means that certain Secured Promissory Note of even date herewith in the principal amount of Forty-Four Million Two Hundred Fifty Thousand Dollars ($44,250,000) executed by Borrower as maker, in favor of Lender, as payee, together with all supplements, amendments, modifications, extensions, renewals and replacements thereto.

“Permits” means all permits, licenses, franchises, approvals, variances and land use entitlements necessary for the occupancy, operation, lease, ownership and use of the Property.

“Person” means and includes natural persons, corporations, limited liability companies, limited liability partnerships, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, real estate investment trusts or other organizations, whether or not legal entities, and governments, agencies and countries and political subdivisions thereof.

“Personal Property” means all personal property fixtures in which Borrower now or hereafter owns or acquires any interest or right and which is located upon the Property, together with all present and future attachments, accessions, replacements, substitutions, additions and renovations thereto or therefor, and together with all products and proceeds thereof, including, without limitation, all insurance proceeds from any policy of insurance covering any of the foregoing property now or hereafter acquired by Borrower.

“Potential Default” means a monetary default, or material nonmonetary default, in either case which, with the giving of notice or the passage of time, or both, would constitute an Event of Default under any of the Loan Documents.

“Principal Parties” means, individually and collectively, Borrower and Guarantor.

“Proposed Substitution” is defined in Section 2.5.

“Provence” means Provence Apartments, LLC, a Delaware limited liability company.

“Provence Apartments” means the real property and improvements commonly known as Provence.

“Recording Location” means Los Angeles, California.

“Secured Obligations” is defined in the Security Instrument.

“Security Instrument” means that certain Deed of Trust and Fixture Filing of even date herewith executed by William Lyon and Willa Dean Lyon, in favor of Lender, to be recorded in the Recording Location together with all supplements, amendments, modifications, extensions, renewals and replacements thereto.

“Signature Parties” means, individually and collectively, Borrower, Guarantor and each trustee executing the Loan Documents on behalf of Borrower or any Guarantor.

“Skyline Hills” means Skyline Hills Associates, a California general partnership.

“Substitute Collateral” means one or more partnership and membership interests held by Apartment Affiliates.

“Tax Identification Number” means each Borrower’s employer identification number or social security number, which in the case of William Lyon is ###-##-####, in the case of Willa Dean Lyon is ###-##-####, and in the case of the Trust is ###-##-####.

“Termination Date” means January 28, 2005.

“Terrorism Laws” means Executive Order 13224 issued by the President of the United States of America, the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations), and the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations), and all other present and future federal, state and local laws, ordinances, regulations, policies and any other requirements of any Governmental Agency (including, without limitation, the United States Department of the Treasury Office of Foreign Assets Control) addressing, relating to, or attempting to eliminate, terrorist acts and acts of war, each as hereafter supplemented, amended or modified from time to time, and the present and future rules, regulations and guidance documents promulgated under any of the foregoing, or under similar laws, ordinances, regulations, policies or requirements of other States or localities.

“Title Company” means Fidelity National Title Insurance Company or another title insurance company selected by Borrower and approved by Lender in Lender’s sole discretion to provide the Title Policy.

“Title Policy” means an ALTA extended coverage policy of title insurance (1970 version, amended 10/17/70 only) (or such other form as approved by Lender in its discretion if the ALTA 1970 form is unavailable in the jurisdiction where the Property is located), with a liability limit equal to the Loan Amount, issued by the Title Company, insuring Lender that on the Closing Date Borrower owns fee simple title to the Property and that the Security Instrument is a valid first lien on the Property . The Title Policy shall contain such endorsements as Lender requires in its good faith sole discretion and shall be subject only to non-delinquent real estate taxes and assessments and such other exceptions to coverage as approved by Lender in writing, in its good faith sole discretion, prior to the Closing Date. To the extent permitted in the jurisdiction in which the Property is located, the Title Policy shall expressly insure against all mechanics’ liens and shall not contain any bankruptcy, fraudulent conveyance or other creditors’ rights exclusion from coverage. The Title Policy shall also insure against the rights of any tenants, occupants, or parties in possession not specifically approved by Lender in writing in its good faith sole discretion.

“Transfer” is defined in the Security Instrument.

ARTICLE 2

LOAN TERMS

2.1 Loan and Disbursements of Loan Proceeds.

Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties of Borrower set forth in the Loan Documents, Lender agrees to make to Borrower, and Borrower agrees to accept from Lender, the Loan. The Loan proceeds shall be disbursed by Lender as provided in the Note.

2.2 Evidence of Indebtedness and Maturity.

Borrower shall execute and deliver to Lender, on or before the Closing Date, the Note evidencing the Loan. Borrower agrees to repay the indebtedness evidenced by the Note in accordance with the terms thereof and the terms hereof. The outstanding principal balance of the Loan, together with accrued and unpaid interest thereon and all other amounts payable by Borrower under the Loan Documents shall be due and payable on the Maturity Date provided in the Note, as the same may be accelerated as provided in the Note or the other Loan Documents.

2.3 Interest Rate.

The Loan shall bear interest at the rate per annum specified in the Note.

2.4 Loan Fee and Payment of Closing Expenses.

Whether or not the Loan closes, Borrower shall promptly pay all expenses in connection with the making and closing of the Loan, including, without limitation, all charges for environmental and seismic assessments, all report fees (including property condition, structural, engineering and termite), title examination, title insurance and appraisal, recording and filing fees, inspection fees, travel expenses of Lender’s personnel related to the making of the Loan, mortgage and documentary stamp taxes and mortgage recording taxes and fees, if any, note intangible taxes, if any, costs of tax lien searches, brokerage fees and commissions, the reasonable fees and costs charged by Lender’s counsel (including Lender’s local counsel, if any), all of Lender’s out-of-pocket expenses in connection with the Property and the Loan. Borrower acknowledges and agrees that the Loan Fee has been fully earned by Lender, and the unpaid portion of the Loan Fee is due and payable, upon the Closing of the Loan, and the Loan Fee is nonrefundable. Borrower hereby authorizes Lender to disburse proceeds of the Loan to Lender or to any other party to pay the Loan Fee, interest for any partial calendar month in which the Closing Date occurs, and the fees and expenses described in this Section 2.4, notwithstanding that Borrower may not have requested a disbursement of such amounts. Borrower covenants to pay all amounts required to be paid by Borrower under this Section 2.4 within ten (10) days after written demand by Lender, if and to the extent not disbursed by Lender from proceeds of the Loan. Borrower’s payment of the Loan Fee is in addition to Borrower’s obligation to pay (a) the expenses and any and all other sums described in this Section 2.4, and (b) all other sums required to be paid by Borrower in any of the Loan Documents.

2.5 Substitution of Collateral.

Borrower shall have the right, but not the obligation, to request that Lender release its lien on the Property in exchange for a lien on the Substitute Collateral (the “Proposed Substitution”). In the event that Borrower requests the Proposed Substitution, Borrower shall promptly provide Lender with all information that Lender in its good faith discretion deems relevant to analyzing the Proposed Substitution. Lender agrees to reasonably consider Borrower’s request and to make reasonable efforts to modify the Loan to reflect that the Substitute Collateral (and not the Property) is part of the Collateral or, at Lender’s option, to make a new Loan secured by the Substitute Collateral on the same material economic terms (other than amount of Loan) as the Loan; provided, however, that it shall be considered reasonable for

Lender to review any modification of the Loan or new Loan based upon Lender’s then current underwriting criteria for similar loans and collateral, including, without limitation, Lender’s requirements regarding current and projected loan-to-value-ratios and the financial condition of Borrower and the Borrower Affiliates. Borrower shall pay all reasonable costs and expenses incurred by Lender in connection with the foregoing analysis and Lender’s approval/disapproval thereof, including, without limitation, reasonable consultants’ fees, appraisal costs, title fees and reasonable attorneys’ fees and costs. Borrower acknowledges and agrees that its right to request the Proposed Substitution does not constitute a commitment on the part of Lender to agree to the Proposed Substitution; (ii) no modification of the Loan or new financing shall be deemed extended without issuance by Lender of a commitment letter executed by Lender (the “New Financing Commitment Letter”), and the modification of the Loan or extension of such financing by Lender shall be subject to satisfaction of all terms and conditions of the New Financing Commitment Letter, including, without limitation, with respect to the execution of new modification documents or loan documents.

ARTICLE 3

CONDITIONS TO LOAN CLOSING

3.1 Conditions Precedent to Closing of the Loan.

As a condition precedent to Lender’s obligation to close the Loan and disburse any Loan proceeds, on or before the Closing Date Borrower must satisfy and fulfill each of the following conditions precedent to closing, to the satisfaction of Lender in its good faith sole discretion:

A. Loan Documents. Borrower shall deliver to Lender the following documents, each duly executed and acknowledged by a notary public where necessary, and in form and substance satisfactory to Lender in its good faith sole discretion:

(i) This Agreement;

(ii) The Note;

(iii) The Security Instrument;

(iv) The Guaranty;

(v) The Insurance Agreement;

(vi) The Environmental Indemnity;

(vii) A legal opinion from Borrower’s counsel; and

(viii) The Formation Documents Certificates.

B. Truth of Representations and Warranties. The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on the Closing Date.

C. No Default. As of the Closing Date, no event or condition shall have occurred or shall exist that constitutes, and there shall be no event or condition that would result from the funding of the Loan that would constitute, an Event of Default under any of the Loan Documents or a Potential Default under any of the Loan Documents.

3.2 Termination of Agreement.

Lender’s obligation to make the Loan and perform any of its other obligations under the Loan Documents shall terminate unless all of the conditions precedent set forth in Section 3.1 have been satisfied, and the Closing Date has occurred, on or before the Termination Date.

ARTICLE 4

SECURITY AGREEMENT

4.1 Grant of Security Interest.

As security for the payment and performance of the Secured Obligations, Borrower hereby assigns, transfers and grants to Lender, and there is hereby created in favor of Lender, a security interest under the Uniform Commercial Code in effect in the Governing State in and to the Personal Property, whether now owned or hereafter acquired, and in all proceeds thereof (and proceeds of proceeds) in whatever form. This Agreement shall constitute a security agreement pursuant to the Governing State Uniform Commercial Code with respect to the Personal Property and proceeds thereof, with Borrower the “Debtor” and Lender the “Secured Party” as such terms are used therein. Borrower agrees that Lender may, in such manner, on such terms and at such times as may be elected by Lender, and without demand or notice to, or the consent or signature of, Borrower, file and/or record such UCC financing statements, fixture filings, and/or amendments to or continuations of any financing statements or fixture filings to evidence, perfect and/or continue the perfection of, any security interests created or to be created pursuant to this Agreement or any of the other Loan Documents, in any or all of the Collateral.

4.2 Representations, Agreements and Covenants Regarding Personal Property.

As an inducement to Lender to execute this Agreement and make the Loan, Borrower represents and warrants to Lender, and covenants and agrees, as follows:

A. Except for the security interest in favor of Lender, Borrower is, and as to any of the Personal Property acquired after the date hereof shall be, the sole owner of the Personal Property, free from any adverse Lien of any kind whatsoever. Borrower shall promptly notify Lender of, and will defend the Personal Property against, all claims and demands of all persons at any time claiming any interest therein.

B. Borrower shall keep the Personal Property in good condition and repair, and shall not misuse, abuse, allow to deteriorate, waste or destroy the Personal Property or any part thereof, except for ordinary wear and tear resulting from normal and expected use in the ordinary course.

C. Borrower shall not, without the prior written consent of Lender, which consent shall not be unreasonably withheld, sell, offer to sell or otherwise transfer, exchange, hypothecate or dispose of the Personal Property or any interest therein, unless in the normal course of business the Personal Property is being replaced by collateral of similar nature and of equal or greater value, or such Personal Property is obsolete.

D. The tangible Personal Property shall be kept on or at the Property and Borrower shall not, without the prior written consent of Lender, which may be withheld in Lender’s good faith sole discretion, remove the Personal Property therefrom except such portions or items of Personal Property which are consumed or worn out in ordinary usage.

E. Borrower shall immediately notify Lender in writing of any change in its state of incorporation or organization or in its place of business or residence, any change in Borrower’s name or organizational number or the adoption or change of any trade name or fictitious business name used by Borrower.

4.3 Affixed Collateral.

The inclusion in Section 4.1 of any Personal Property which may now be or hereafter become affixed or in any manner attached to the Property shall be without prejudice to any claim at any time made by Lender that such Personal Property is or has become a part of or an accession to the Property.

4.4 Further Security Agreements.

Borrower agrees to take such actions and, within ten (10) days after Lender’s written request, to execute, deliver and file and/or record such documents, agreements and financing statements, as may be reasonably necessary to evidence the security interest set forth in Section 4.1, to establish the priority thereof, to carry out the intent and purpose of this Article 4 and/or reflect any change in Borrower’s state of organization, name, organizational number, place of business or place of residence.

ARTICLE 5

BORROWER’S REPRESENTATIONS AND WARRANTIES

As an inducement to Lender to execute this Agreement and make the Loan, Borrower represents and warrants to Lender the truth and accuracy of the matters set forth in this Article 5.

5.1 Organization, Power, Good Standing, and Business.

A. The principal residence of each of William H. Lyon and Willa Dean Lyon is in California. The Trust has been duly formed and is validly existing under the laws of the State of California. Borrower has the full power and authority to own and operate its properties, to carry on its business as now conducted, to enter into each Loan Document and to carry out the transactions contemplated hereby and thereby. The Trust has delivered to Lender true and correct copies of portions of its Formation Documents and such portions of the Formation Documents have not been amended or modified except pursuant to agreements delivered to Lender prior to the date hereof.

B. Each Signature Party other than Borrower is duly formed and validly existing under the Laws of the State of its formation. Each such Signature Party has the full power and authority to own and operate its properties, to carry on its business as now conducted, to act as a trustee of Borrower or Guarantor, as applicable, to enter into each Loan Document and the Environmental Indemnity as a trustee of Borrower or a Guarantor, as applicable, to enter into the Guaranty and/or Environmental Indemnity on its own behalf, if applicable, and to carry out the transactions contemplated in the Loan Documents and the Environmental Indemnity. Borrower has delivered to Lender true, correct and complete copies of the Formation Documents for each such Signature Party and such Formation Documents have not been amended or modified except pursuant to agreements delivered to Lender prior to the date hereof.

5.2 Authorization of Borrowing, etc.

A. Authorization of Borrowing. The execution, delivery and performance of the Loan Documents and the Environmental Indemnity, and the issuance, delivery and payment of the Note, have been duly authorized by all necessary action of each Signature Party.

B. No Conflict. The execution, delivery and performance by each Signature Party of each applicable Loan Document and the Environmental Indemnity does not and will not (i) violate any Law applicable to any such Signature Party, the Formation Documents of any such Signature Party, or any order, judgment or decree of any court or other Governmental Agency binding on any such Signature Party; (ii) conflict with, result in a breach of, or constitute (with the giving of notice or the passage of time or both), a default under any Contractual Obligation of any such Signature Party; (iii) result in or require the creation or imposition of any Lien of any nature on Borrower’s properties or assets other than the Liens in favor of Lender under the Loan Documents; or (iv) require any approval or consent of any Person under any Contractual Obligation of any Signature Party.

C. Governmental Consents. The execution, delivery and performance by each Signature Party of each applicable Loan Document and the Environmental Indemnity does not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Agency or other Person.

D. Binding Obligation. The Note and the other Loan Documents are the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by the application of equitable principles. The Environmental Indemnity is the legally valid and binding obligation of each of the parties thereto, enforceable against such parties in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by the application of equitable principles. The Guaranty is the legally valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by the application of equitable principles.

5.3 Actions.

There is no action, suit, proceeding or arbitration, before or by any Governmental Agency or other Person, pending or, to Borrower’s best knowledge, threatened in writing against or affecting Borrower, any of the Principal Parties or any properties or rights of Borrower or any of the Principal Parties, which might materially and adversely affect Lender’s rights or remedies under the Loan Documents or the Environmental Indemnity, the business, assets, operations or financial condition of any such party or its ability to perform its obligations under the Loan Documents or the Environmental Indemnity. There are no outstanding judgments against Borrower, the Property, or any Collateral which exceed One Million Dollars ($1,000,000) in the aggregate and are not covered by insurance. There are no outstanding judgments against any of the Principal Parties or any of their assets which would have a material adverse effect on Lender’s rights or remedies under the Loan Documents or the Environmental Indemnity or the ability of such Principal Party to perform its obligations under the Loan Documents or the Environmental Indemnity.

5.4 Financial Position.

A. Financial Information. The Application Information and all financial statements and financial data delivered to Lender in connection with the Loan and/or relating to Borrower and the Borrower Affiliates are true, correct and complete in all material respects and accurately present the financial position of such parties as of the date thereof. No material adverse change has occurred in the financial position disclosed by the Application Information or in any other financial statements or financial data delivered to Lender or in Borrower’s or any Borrower Affiliate’s assets, liabilities, financial position or business.

B. Bankruptcy and Insolvency. Neither Borrower nor any of the Borrower Affiliates has filed or been the subject of any bankruptcy, insolvency, reorganization, dissolution or similar proceeding or any proceeding for the appointment of a receiver or trustee for all or any substantial part of their respective property. Neither Borrower nor any of the Borrower Affiliates has admitted in writing its inability to pay its debts when due, made an assignment for the benefit of creditors or taken other similar action.

C. Other Borrowing. Except for the Loan, no borrowings have been made by Borrower which are secured by the Property or which might give rise to any Lien on the Personal Property.

5.5 Liens.

Borrower is the sole owner of the Personal Property and any other Collateral free from any adverse Liens, except for Liens in favor of Lender.

5.6 Compliance with Laws.

The Property and the Personal Property and the use thereof are in material compliance with all Laws. The Property consists of legal and separate lot(s) for tax assessment purposes and under and in compliance with all applicable subdivision Laws. All Permits, easements and rights of way necessary for the occupancy, operation, lease, ownership and use of the Property have been obtained by Borrower and are in full force and effect.

5.7 Defects.

There are no defects, facts or conditions affecting the Property or the Personal Property or any portion thereof which would make the Property unsuitable for the occupancy, operation, lease, use or sale thereof. There are no surface or subsurface soils conditions adversely affecting the Property, including, without limitation, unstable soil or landfills.

5.8 Utilities.

All utilities necessary for the full enjoyment of the Property, including, without limitation, trash collection, police and fire protection, sewer and storm drain, water, telephone, gas and electricity, are available to the Property and are not subject to any conditions which would limit the use of such utilities, other than the payment of normal charges to the utility supplier.

5.9 No Condemnation.

No Condemnation Event (as defined in the Security Instrument) is pending against the Property or any portion thereof. To Borrower’s best knowledge, as of the date hereof no Condemnation Event has been threatened in writing against the Property or any portion thereof.

5.10 Hazardous Substances.

Except as disclosed in the Environmental Report, there are no Hazardous Substances on, in, under or at the Property. Except as disclosed in the Environmental Report, the Property and each portion thereof is in full compliance with all Environmental Laws. Except as disclosed in the Environmental Report, there are no above or below ground storage tanks located at the Property. Borrower has not received written notice from any Governmental Agency or any tenant, property manager or any other third party alleging that the Property or any portion thereof does not comply with any Environmental Laws or that evidence exists of a release, disposal of, or other contamination from, any Hazardous Substance at, on, in, from, under or about the Property.

5.11 No Defaults.

No Event of Default has occurred under this Agreement or any of the other Loan Documents, and no Potential Default exists under this Agreement or any of the other Loan Documents. No default by Borrower exists under any Contractual Obligation which would have a material adverse effect on Borrower’s ability to repay the Loan or to perform its obligations under any of the Loan Documents or the Environmental Indemnity.

5.12 Disclosure.

No representation or warranty of Borrower contained in this Agreement, any Loan Document, or any Application Information contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

5.13 Violations of Governmental Prohibitions.

Neither the making of the Loan, nor the receipt of Loan proceeds by Borrower, violates any Law applicable to Borrower, including, without limitation, any of the Terrorism Laws. Neither the making of the Loan, nor the receipt of Loan proceeds by Borrower or any Principal Party, violates any of the Terrorism Laws applicable to any of the Principal Parties. To Borrower’s best knowledge, no holder of any direct or indirect equitable, legal or beneficial interest in Borrower or any Principal Party is the subject of any of the Terrorism Laws. No portion of the Loan proceeds will be used, disbursed or distributed by Borrower for any purpose, or to any Person, directly or indirectly, in violation of any Law including, without limitation, any of the Terrorism Laws.

5.14 Apartment Entities.

An Apartment Affiliate holds a material ownership interest in each of the Apartment Entities. Skyline Hills owns the Canyons Apartments. Provence owns the Provence Apartments. Country Club Villas owns the Country Club Villas Apartments.

5.15 Use of Loan Proceeds.

The Loan proceeds shall not be used or bought for personal, family or household purposes.

ARTICLE 6

BORROWER’S COVENANTS

Borrower covenants and agrees that, until the Loan and all other amounts owing to Lender under the Loan Documents have been paid in full and all Secured Obligations have been satisfied, Borrower shall perform all of the covenants in this Article 6.

6.1 No Liens.

Borrower shall not permit any Lien to be created or filed against the Collateral. Borrower (other than the Trust) shall be the sole owner of the Collateral, free from any adverse Liens, except for Liens in favor of Lender. Borrower shall not assign, sell, pledge, encumber or otherwise hypothecate all or any portion of the Collateral.

6.2 Compliance with Laws; Correction of Defects.

Borrower will comply with all Laws applicable to Borrower, the Property, the Personal Property, the other Collateral and/or the occupancy, operation, ownership or use thereof, including, without limitation, all applicable subdivision Laws. The Property shall consist of legal and separate lot(s) for tax assessment purposes. Borrower shall comply with, and maintain in full force and effect, all Permits, easements and rights of way necessary for the occupancy, operation, lease, ownership or use of the Property. If at any time Borrower becomes aware of (a) any defects, facts or conditions affecting the Property or any portion thereof or any of the Personal Property or other Collateral which would make a material portion of the Property unsuitable for the occupancy, operation, lease, use or sale thereof, or (b) any surface or subsurface soils conditions adversely affecting the Property, or (c) any fact, event, occurrence or condition that would render or cause any of Borrower’s representations or warranties in the Loan Documents to be then incorrect or incomplete if such representation or warranty were remade as of such date, Borrower will promptly notify Lender in writing and shall promptly and diligently cause the same to be fully remedied and cured at Borrower’s cost and expense.

6.3 Inspection.

During normal business hours for a reasonable purpose, and upon three (3) Business Days advance written notice, Borrower shall permit Lender and any Person designated by Lender to visit and inspect the Property.

6.4 Environmental Matters.

A. Borrower shall, at its own expense, comply and cause all persons entering the Property to comply with all Environmental Laws applicable thereto and Borrower shall not use, store, process, manufacture, transport, dispose or release any Hazardous Substances on, in or adjacent to any part of the Property or permit any of the foregoing to occur. Borrower shall immediately advise Lender in writing of any (i) discovery of Hazardous Substances on, at, from or under the Property or any portion thereof; or (ii) any claim, action or order threatened or instituted by any third party (including, without limitation, any Governmental Agency) against the Property or Borrower relating to damages, cost recovery, liability, loss or injury resulting from any Hazardous Substances. Borrower shall provide Lender with copies of all communications with any third party (including, without limitation, any Governmental Agency) relating to any Environmental Law or any claim, action, notice of violation, inquiry, investigation or order relating to Hazardous Substances at, on, under or in the Property or any portion thereof. Borrower shall promptly and diligently remediate any Hazardous Substances contamination at, under, from or attributable by joint and several liability to the Property to a level which will not cause any diminution in the value of the Property, but in no event to a level less than that required by Environmental Laws. Without limiting the foregoing, if any remedial action is required under this Section 6.4(A) or by any Environmental Laws, Borrower shall immediately notify Lender of such situation and shall prepare a written plan setting forth a description of such situation (and all environmental reports relating thereto) and the remedial action that Borrower proposes to implement in connection therewith. Borrower shall, at its own expense, thereafter diligently and continuously pursue the remediation of the condition necessary to bring the Property into compliance with this Section 6.4(A) and shall, at its own expense, promptly cause all liens or encumbrances against the Property in connection therewith to be removed and satisfied.

B. Lender shall have the right at any time to retain a professional environmental consultant to conduct tests and investigations of the Property (including, without limitation, ground water and soils testing) with respect to Hazardous Substances or the Property’s compliance with Environmental Laws provided that (1) Lender reasonably believes that there has been a violation of Environmental Laws, (2) an Event of Default has occurred under the Loan Document, or (3) Lender is required to do so by applicable Laws. Subject to the foregoing, Borrower hereby grants to Lender, its agents, employees, consultants and contractors, an irrevocable license and authorization to enter upon and inspect the Property and to conduct such tests and investigations on the Property or any portion thereof as Lender, in its sole discretion, determines necessary; provided, however that Lender shall provide three (3) Business Days advance written notice. Such tests and investigations shall be at Lender’s expense unless (i) Lender reasonably believes that a breach of the provisions of Section 5.10 or 6.4 has occurred, or a breach of, or release or contamination governed by, this Section 6.4 has occurred or is in existence, (ii) a breach of the provisions of Section 5.10 or 6.4 has occurred, or a breach of, or release or contamination governed by, this Section 6.4 has in fact occurred, or (iii) an Event of Default has occurred under any of the Loan Documents or an uncured Potential Default exists under any of the Loan Documents. Borrower acknowledges and agrees that, as between it and Lender, only Borrower owns and operates the Property and only Borrower has the responsibility for compliance with this Section 6.4 and neither Lender’s enforcement of, or failure to enforce, any of the provisions of Section 6.4 shall be deemed to affect the obligations or provisions of this Section 6.4.

C. To the fullest extent permitted by law, Borrower hereby indemnifies and agrees to defend, and hold harmless the Indemnitees for, from and against any and all loss, claim, damage or liability of any kind or nature and from any suits, actions, claims or demands, including without limitation, all amounts described in Section 6.4(D), arising directly or indirectly, in whole or in part, out of (i) the existence or alleged existence of any Hazardous Substances at, on, under, from or in the Property or any portion thereof, (ii) the removal of or failure to remove any Hazardous Substances from the Property or any portion thereof or from neighboring property, including, without limitation, from the groundwater of the Property or any neighboring property, (iii) any activity involving Hazardous Substances with respect to the Property carried on or undertaken on or off the Property, (iv) any residual contamination on or under the Property or on or under any neighboring property, or (v) any contamination of any property or natural resources arising in connection with any activity involving Hazardous Substances at any time located on the Property, in each case whether prior to or during the term of the Loan, and whether by Borrower or any other party, provided that such indemnity shall not extend to damage or liability incurred by an Indemnitee to the extent such damage or liability is caused directly by such Indemnitee’s gross negligence or willful misconduct. Upon receiving knowledge of any suit, action, claim or demand asserted by a third party that Lender believes is covered by this indemnity, Lender shall give Borrower written notice of the matter and an opportunity to defend it, at Borrower’s sole cost and expense, with legal counsel reasonably satisfactory to Lender. Lender may also require Borrower to so defend the matter. The obligations of Borrower under this Section 6.4(C) are, without limitation, intended to operate as a binding valid indemnity agreement under 42 U.S.C. § 9607(e)(1) and shall survive the closing of the Loan and the repayment of the Loan and the satisfaction of all other Secured Obligations.

D. The indemnity set forth in Section 6.4 (C) shall include, without limitation, (i) loss, claims, damage or liability for, or arising from, personal injury and property damage, including, without limitation, diminution in marketability or value of property, (ii) compensation for lost wages, rents, business income, profits or other economic loss, (iii) all consequential damages; (iv) all damages to any natural resources and the environment, the costs of any repair, clean up, response cost, or remediation of the Property, the Property, and, to the extent required or necessary, the neighboring property, and the investigation, preparation and implementation of any closure, remedial or other required plans; and (v) all costs and expenses incurred in connection with any of the foregoing, including, without limitation, reasonable attorneys’ fees and costs and reasonable consultants’ fees and costs.

6.5 Insurance Requirements.

Borrower shall at all times maintain and keep in force or cause to be maintained and kept in force, at no expense to Lender, policies of insurance in accordance with the terms of the Insurance Agreement.

6.6 Notice of Proceeding.

Borrower will promptly notify Lender of any notice of violation, action, suit, proceeding or arbitration (including, without limitation, any judicial or nonjudicial foreclosure proceeding, any voluntary or involuntary bankruptcy proceeding or any proceeding for the appointment of a receiver), commenced or threatened in writing against Borrower, any of the Collateral or any portion thereof or interest therein. Borrower shall deliver to Lender copies of all notices and other information in connection with any such action, suit, proceeding or arbitration promptly upon receipt or transmittal thereof.

6.7 Financial and Other Information.

Borrower shall furnish or cause to be furnished to Lender such financial information concerning Borrower, the Borrower Affiliates (other than Homes), Apartments and the Collateral as Lender may reasonably request from time to time, all of which shall be prepared in accordance with the Financial Reporting Method. Without limiting the generality of the foregoing, Borrower shall furnish to Lender, without prior request or demand:

A. Trust/Natural Person Financial Statements. If Borrower and/or any Principal Party is a natural person or trust, Borrower shall provide Lender with (i) annual financial statements, in form reasonably acceptable to Lender, for each such party on or before each Financial Statement Delivery Date, and (ii) copies of the tax returns for each such party, together with all supporting schedules, within thirty (30) days after the filing thereof. Such financial statements and tax returns shall be prepared in accordance with the Financial Reporting Method and certified as true, correct and complete by Borrower or such Principal Party. Within thirty (30) days after the end of each Loan Year, Borrower shall provide Lender with a written certification, in form reasonably satisfactory to Lender, that there has been no material adverse change in the financial condition of Borrower and each such Principal Party from the financial statements for such party most recently delivered to Lender (or, if there has been a material adverse change, explaining such material adverse change in reasonable detail).

B. Borrower Affiliates. The Borrower Affiliates (other than Homes and the Persons described in Section 6.7(A) shall provide Lender with (i) annual financial statements prepared in accordance with a Financial Reporting Method for each such party on or before each Financial Statement Delivery Date, and (ii) promptly upon delivery or receipt by any of the Apartment Affiliates, copies of all correspondence and other information related to the sale or potential sale of Canyons Apartments, Provence Apartments, or Country Club Villas Apartments.

C. Failure to Deliver Financial Statements. Without limiting any of Lender’s rights or remedies in the event of any failure by Borrower to comply with the provisions of this Section 6.7, if Borrower fails to deliver to Lender any of the financial statements or other information required herein on or before the applicable date required in this Section 6.7 (the “Information Delivery Date”), and if Borrower continues to fail to deliver any such financial statements or other information within fifteen (15) days after written notice from Lender given on or after the Information Delivery Date, then, commencing on the first day after the Information Delivery Date, the Variable Interest Rate (as defined in the Note) shall be increased by one-half percent (.50%) until such time as Borrower has delivered all of the financial statements or other information required to be delivered by Borrower pursuant to, and in the form required by, this Section 6.7. The Monthly Installments shall be adjusted effective with the Monthly Installment due immediately following the Information Delivery Date to reflect such increase. Once Borrower has delivered all of the financial statements and other information required to be delivered by Borrower pursuant to, and in the form required by, this Section 6.7, the Variable Interest Rate and the Monthly Installments shall be readjusted effective with the Monthly Installment due immediately thereafter.

6.8 Other Contractual Obligations.

Borrower shall perform all of its obligations under any Contractual Obligation if the failure to perform any such obligation would have a material adverse effect on Borrower’s ability to repay the Loan or to perform any of its obligations under any of the Loan Documents or under the Environmental Indemnity.

6.9 Further Assurances.

Borrower shall execute and deliver, and shall cause Guarantor to execute and deliver, from time to time, within ten (10) days after written any request by Lender, any and all instruments, agreements and documents, and shall take such other action, as may be reasonably necessary or desirable in the opinion of Lender to maintain, perfect or insure Lender’s security provided for herein and in the other Loan Documents, including, without limitation, the execution of such amendments to the Security Instrument and the other Loan Documents and the delivery of such endorsements to the Title Policy, all as Lender shall reasonably require, and shall pay all reasonable fees and expenses (including, without limitation, reasonable attorney’s fees and costs) related thereto.

6.10 Entity Requirements.

The Trust and the Borrower Affiliates (other than Homes) shall maintain and preserve their existence and all rights and franchises material to their respective businesses and shall be, at all times, validly existing and in good standing in the state of their formation. Borrower shall not at any time be a foreign trust or foreign estate, as those terms are defined in the Nonforeign Status Statutes. Without limiting the provisions of Section 1.10 of the Security Instrument, neither Borrower nor any of the Principal Parties shall amend or modify any of their respective Formation Documents without Lender’s prior written consent, which shall not be unreasonably withheld unless such amendment or modification relates to a

Transfer (in which event Lender’s consent may be withheld in Lender’s good faith sole discretion). Promptly after Lender’s written request from time to time, but not more frequently than once in any calendar year, Borrower shall deliver to Lender evidence reasonably satisfactory to Lender that Borrower and the Borrower Affiliates (other than Homes) are in compliance with the provisions of this Section 6.7.

6.11 Compliance with Governmental Prohibitions.

No portion of the Loan proceeds will be used, disbursed or distributed by Borrower or any Principal Party for any purpose, or to any Person, in violation of any Law including, without limitation, any of the Terrorism Laws. Borrower shall provide Lender with immediate written notice (a) of any failure of any of the representations and warranties set forth in Section 5.8 of this Agreement or in Section 4(M) of the Guaranty to be true, correct and complete in all respects at any time, or (b) if Borrower obtains knowledge that Borrower, any of the Principal Parties, or any holder at any time of any direct or indirect equitable, legal or beneficial interest in Borrower or any of the Principal Parties is the subject of any of the Terrorism Laws. Borrower shall immediately and diligently take, or cause to be immediately and diligently taken, all necessary action to comply with all Terrorism Laws and to cause the representations and warranties set forth in Section 5.8 of this Agreement and in Section 4(M) of the Guaranty to be true, correct and complete in all respects.

6.12 Apartment Entities.

Borrower shall pay to Lender an amount equal to the amount that any Borrower actually receives as a result of a sale of any of the Canyons Apartments, Provence Apartments or Country Club Villas Apartments within three (3) Business Days after any Borrower receives such amount.

ARTICLE 7

EVENTS OF DEFAULT; REMEDIES

7.1 Events of Default.

A. Events of Default on Notice to Borrower. The occurrence of any of the following events shall constitute an Event of Default under this Agreement and the other Loan Documents upon written notice by Lender to Borrower given at any time on or after the occurrence of any such event; provided that upon such notice from Lender, such Event of Default shall be deemed to have occurred as of the occurrence of such event, irrespective of the date of such notice; and provided further that Lender’s giving of or failure to give such notice shall not affect, in any manner whatsoever, the imposition of any late charge or interest at the Default Interest Rate pursuant to the provisions of the Note or the other Loan Documents:

(i) Failure to Make Payments When Due. Borrower’s or any Guarantor’s failure to pay any principal, interest or other monies due under this Agreement or any of the other Loan Documents within fifteen (15) days after such amount is due.

(ii) Breach of Certain Covenants. Borrower’s or any Guarantor’s failure to perform or comply with any term, obligation or condition contained in this Agreement or any of the other Loan Documents, other than those terms, obligations and conditions otherwise referred to in this Section 7.1(A) and other than Borrower’s obligations under Section 1.10 of the Security Instrument, within thirty (30) days after the delivery of written notice from Lender of such failure.

(iii) Breach of Warranty. Any representation, warranty, certification or other statement made by Borrower or any of the Borrower Affiliates herein or in any Application Information, or in any other Loan Document or in any statement or certificate at any time given by Borrower or any of the Borrower Affiliates to Lender in writing in connection with the Loan shall be materially false or misleading.

(iv) Lien Priority. Lender fails to have a legal, valid, binding and enforceable first priority Lien on the Collateral or any portion thereof.

(v) Unapproved Transfers. Any Transfer which requires Lender’s consent under Section 1.10 of the Security Instrument occurs without Lender’s prior written consent in accordance with Section 1.10 of the Security Instrument.

(vi) Failure to Maintain Insurance/Failure of Insurance Coverage to Remain in Effect. Borrower fails to maintain or cause to be maintained the insurance coverage required by the Insurance Agreement, or there is any rescission or cancellation of any insurance required by the Insurance Agreement, or any carrier of any insurance required by the Insurance Agreement denies coverage as a result of any act or omission of Borrower or any act of any Principal Party or any of their agents.

(vii) Other Liens. Without limiting the provisions of Section 6.1 of this Agreement, Borrower defaults under any Lien (other than the Liens created by the Loan Documents) affecting the Collateral or foreclosure or other proceedings are commenced to enforce any Lien (other than the Liens created by the Loan Documents) affecting the Collateral.

(viii) Material Adverse Change. A material adverse change occurs in Borrower’s or any Principal Party’s assets, liabilities, financial position or business that could have a material adverse effect on Lender’s rights or remedies under the Loan Documents or the Environmental Indemnity or the ability of such party to perform its obligations under the Loan Documents or the Environmental Indemnity.

(ix) Material Litigation. The commencement or filing of any action, suit, proceeding or arbitration against or involving Borrower or any of the Borrower Affiliates which, if determined adversely to Borrower or such Borrower Affiliate, would not be covered in whole or in part by insurance and that could have a material adverse effect on Lender’s rights or remedies under the Loan Documents or the Environmental Indemnity or the ability of such party to perform its obligations under the Loan Documents or the Environmental Indemnity.

(x) Governmental Prohibitions. Borrower’s or any Guarantor’s failure to perform or comply with any of the terms, obligations or provisions of Section 6.8 of this Agreement or Section 4(M) of the Guaranty.

(xi) Other Loan Documents. The occurrence of an Event of Default under any of the other Loan Documents (as “Event of Default” is defined therein).

(xii) Disbursement Conditions. Borrower fails to satisfy any material condition for the receipt of the disbursement of the Holdback for Interest Reserve, or to resolve the situation to Lender’s satisfaction, for a period in excess of ninety (90) days after written notice from Lender.

(xiii) Partition. William Lyon, Willa Dean Lyon or any other Person commences any proceeding at law or in equity to have the Property partitioned pursuant to applicable Law, including without limitation, the filing of a complaint in connection therewith.

B. Automatic Events of Default. The occurrence of any of the following events shall constitute an Event of Default under this Agreement and the other Loan Documents automatically and with no notice from Lender required:

(i) Involuntary Bankruptcy; Appointment of Receiver, etc.

(a) A court having proper jurisdiction shall enter a decree or order for relief with respect to Borrower or any of the Principal Parties in an involuntary case under any of the Insolvency Laws, which decree or order is not stayed within seven (7) days after entry and dismissed within ninety (90) days after the entry of such order; or any other similar relief shall be granted under any applicable Insolvency Law; or

(b) An involuntary case is commenced against Borrower or any of the Principal Parties, under any Insolvency Law; or a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or any of the Principal Parties or over all or a substantial part of their respective property, shall be entered; or the involuntary appointment of an interim receiver, trustee or other custodian of Borrower or any of the Principal Parties, for all or a substantial part of their respective property; or the issuance of a warrant of attachment, execution or similar process against any substantial part of the respective property of Borrower or any of the Principal Parties, and the continuance of any such event in this clause (b) for ninety (90) days unless dismissed or discharged.

(ii) Voluntary Bankruptcy; Appointment of Receiver, etc.

(a) Borrower or any of the Principal Parties shall have an order for relief entered with respect to them or commence a voluntary case under any of the Insolvency Laws, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any Insolvency Law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of their respective property; the making by Borrower or any of the Principal Parties of any assignment for the benefit of creditors; or

(b) The inability or failure of Borrower to pay its debts as such debts become due, the inability or failure of any of the Principal Parties (other than Homes) to pay any of its debts in excess of One Hundred Thousand Dollars ($100,000) as such debts become due, or the admission by Borrower or any of the Principal Parties in writing of its inability to pay its respective debts as such debts become due.

7.2 General Remedies.

Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, from and after the occurrence of any Event of Default, (a) the unpaid principal amount of the Loan, all accrued and unpaid interest and all other Secured Obligations shall become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, notice or other requirements of any kind, all of which are hereby expressly waived by Borrower, (b) Lender shall have the rights and remedies of a secured party under the Governing State Uniform Commercial Code, and under any other applicable law, (c) Lender may pursue all of its rights and remedies hereunder, under the other Loan Documents, at law, in equity or otherwise including without limitation, obtaining the appointment of a receiver to perform any act of Lender permitted in this Agreement and to perform such other duties as permitted by applicable Law, (d) Lender may pursue any remedies available to it pursuant to California Code of Civil Procedure Section 726.5, and (e) Lender shall have no further obligation to disburse Loan proceeds to Borrower. Further, from and after the occurrence of any Event of Default all outstanding indebtedness and all other amounts owing to Lender under the Loan Documents shall bear interest at the Default Interest Rate.

7.3 Specific Performance.

From and after the occurrence of an Event of Default, Lender may commence and maintain an action in any court of competent jurisdiction for specific performance of any of the covenants and agreements contained herein or in any of the other Loan Documents, may obtain the aid and direction of the court in the performance of any of the covenants and agreements contained herein or therein, and may obtain orders or decrees directing the same and, in the case of any sale under the Security Instrument, directing, confirming or approving Lender’s actions or, if applicable, the trustee’s actions.

7.4 Leases.

Borrower shall not enter into any lease of the Property without the prior written consent of Lender in its sole good faith discretion.

ARTICLE 8

MISCELLANEOUS PROVISIONS

8.1 Nonforeign Status.

The Nonforeign Status Statutes provide that a transferee of a U.S. real property interest, or Governing State property interest, as the case may be, must withhold tax under the circumstances described therein. To inform Lender that the withholding of tax will not be required in the event of the disposition of the Property pursuant to the terms of the Security Instrument, Borrower hereby certifies, under penalty of perjury, that: (a) Borrower is not a foreign corporation, foreign partnership, foreign trust or foreign estate, as those terms are defined in the Nonforeign Status Statutes; and (b) Borrower’s U.S. employer identification number is the Tax Identification Number; and (c) Borrower’s principal place of business is at the address set forth in Section 8.10. Lender may disclose the contents of this Section 8.1 to the Internal Revenue Service or any other Governmental Agency and Borrower acknowledges that any false statement contained herein could be punished by fine, imprisonment or both. Within ten (10) days after Lender’s written request, Borrower shall execute and deliver to Lender further certificates, which shall be signed under penalty of perjury, as Lender shall reasonably require in connection with the certifications set forth herein. The covenant set forth herein shall survive the foreclosure of the lien of the Security Instrument or acceptance of a deed in lieu or in aid thereof.

8.2 Assignments and Participations in Loan and Note.

Lender shall not, without the prior written consent of Borrower, which shall not unreasonably be withheld, conditioned or delayed, assign its rights and delegate its obligations under this Agreement or any of the other Loan Documents and/or the Environmental Indemnity or assign, or sell the Loan until the earliest to occur (i) an Event of Default has occurred under Section 7.1(A)(i) or 7.1(A)(v) hereof, (ii) Lender is required to do so by applicable Laws or any Governmental Agency; or (iii) January 1, 2006; provided, however, that the foregoing shall not limit Lender’s rights to sell participations in the Loan, the Loan Documents and/or the Environmental Indemnity. To the extent of any permitted assignment, Lender shall be relieved of its obligations with respect to the Loan and the assignee shall have the same rights, benefits and obligations as it would if it were Lender hereunder and a holder of the Note. Lender may furnish any information (including, without limitation, financial information) concerning the Collateral, Borrower, the Borrower Affiliates and any of their assets to Governmental Agencies, and to its accountants and lawyers for legitimate business purposes.

8.3 Expenses.

Borrower agrees to pay, within ten (10) days after written demand by Lender, all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and costs, fees of any consultants, and fees for any environmental audits, appraisal, inspections or other review required by Lender) incurred by Lender in connection with the Loan or the Loan Documents, the enforcement of any of the Secured Obligations, the enforcement of any of Lender’s rights and remedies under the Loan Documents, the collection of any payments owing to Lender hereunder or under any of the other Loan Documents, whether or not such enforcement and collection includes the filing of a lawsuit, or the retaking, holding, preparing for sale or selling the Collateral or any portion thereof or any interest therein. Such costs and expenses shall include, without limitation, Lender’s reasonable attorneys’ fees and costs, including without limitation reasonable attorneys’ fees and costs incurred by Lender in connection with any insolvency, bankruptcy, reorganization, arrangement or other similar proceedings involving Borrower or any of the Principal Parties which in any way affect the exercise by Lender of its rights and remedies hereunder, under any of the other Loan Documents at law or in equity.

8.4 Joint and Several Obligations.

The liability of Borrower under this Agreement and under each of the other Loan Documents shall be joint and several. If applicable, any married person signing the Loan Documents as Borrower or, if applicable, its general partner, agrees that recourse may be had against community assets and against his or her separate property for the satisfaction of all obligations under the Loan Documents.

8.5 Indemnity.

Without limiting any other provision of the Loan Documents, Borrower hereby indemnifies and agrees to defend and hold harmless the Indemnitees for, from and against any and all expenses, loss, claims, damage or liability, including, without limitation, reasonable consultants’, architects’, engineers’ and attorneys’ fees and costs by reason of: (a) the construction of any improvements on the Property, (b) any capital improvements, other work or things done in, on or about the Property or any part thereof, (c) any use, nonuse, misuse, possession, occupation, alteration, operation, maintenance or management of the Property or any part thereof or any street, drive, sidewalk, curb passageway or space comprising a part thereof or adjacent thereto, (d) any negligence or willful act or omission on the part of Borrower or any of the Principal Parties or their respective agents, contractors, servants, employees, licensees or invitees, (e) any accident, injury (including death) or damage to any person or property occurring in, on or about the Property or any part thereof, (f) any Lien or claim which may be alleged to have arisen on or against the Property or any part thereof or any liability asserted against Lender with respect thereto, (g) any tax attributable to the execution, delivery, filing or recording of the Security Instrument, the Note or the other Loan Documents, (h) any contest due to Borrower’s actions or failure to act, (i) any default under the Note or the other Loan Documents, or (j) any claim by or liability to any contractor or subcontractor performing work or any party supplying materials in connection with the Property.

8.6 Waiver of Offset.

All sums payable by Borrower pursuant to any of the Loan Documents shall be paid without notice, demand, counterclaim, setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction, and the obligations and liabilities of Borrower under the Loan Documents shall in no way be released, discharged or otherwise affected (except as expressly provided in the Loan Documents) by reason of: (a) any Casualty Event (as defined in the Security Instrument) or any Condemnation Event (as defined in the Security Instrument) affecting the Property or any part thereof; (b) any restriction or prevention of or interference by any third party with any use of the Property or any part thereof; (c) any title defect or encumbrance or any eviction from the Property or any part thereof by title paramount or otherwise; (d) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to Lender, or any action taken with respect to any of the Loan Documents by any trustee or receiver of Lender, or by any court, in any such proceeding; (e) any claim which Borrower has or might have against Lender; (f) any default or failure on the part of Lender to perform or comply with any of the terms hereof or of any other agreement with Borrower or any of the Principal Parties; or (g) any other occurrence whatsoever, whether similar or dissimilar to the foregoing; whether or not Borrower shall have notice or knowledge of any of the foregoing. Except as expressly provided herein, Borrower waives all rights now or hereafter conferred by statute or otherwise to any abatement, suspension, deferment, diminution or reduction of any of the Secured Obligations.

8.7 Approvals, Amendments and Waivers.

All approvals and consents required or allowed to be given by Lender under this Agreement and the other Loan Documents must be in writing to be effective. This Agreement and the other Loan Documents may only be modified in writing signed by all of the parties hereto or thereto or their respective successors and assigns. No waiver of any provision of this Agreement or of any of the other Loan Documents, or consent to any departure by Borrower therefrom, shall in any event be effective without the written agreement of Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. Except as expressly required by the terms of the Loan Documents, no notice to or demand on Borrower or any of the Principal Parties in any case shall entitle Borrower or any of the Principal Parties to any other or further notice or demand in similar or other circumstances.

8.8 WAIVER OF JURY TRIAL.

BORROWER AND LENDER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY CONTROVERSY OR CLAIM, WHETHER ARISING IN TORT OR CONTRACT OR BY STATUTE OR LAW, BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONJUNCTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (INCLUDING, WITHOUT LIMITATION, THE VALIDITY, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR THEREOF), OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION HEREWITH OR THEREWITH. EACH PARTY ACKNOWLEDGES AND AGREES THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR BORROWER’S AND LENDER’S ENTERING INTO THE LOAN DOCUMENTS AND THE PARTIES WOULD NOT HAVE ENTERED INTO THE LOAN DOCUMENTS WITHOUT THIS WAIVER. LENDER AND BORROWER ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION 8.7 IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF JURY TRIAL.

8.9 Submission of Loan Documents.

The submission of this Agreement, any of the other Loan Documents to Borrower, Guarantor or any of the other Signature Parties or their agents or attorneys for review or signature does not constitute a commitment by Lender to make the Loan to Borrower, and the Loan Documents and the Environmental Indemnity shall have no binding force or effect unless and until they are executed and delivered by each Signature Party and Lender and all of the conditions set forth in Section 3.1 have been satisfied.

8.10 Notices.

Any notice, or other document or demand, required or permitted under this Agreement or any of the other Loan Documents shall be in writing addressed to the appropriate address set forth below and shall be deemed delivered upon the earliest of (a) actual receipt, (b) the next Business Day after the date when sent by recognized overnight courier for next Business Day delivery, or (c) the second Business Day after the date when sent by certified mail, postage prepaid. Any party may, from time to time, change the address at which such written notice or other documents or demands are to be sent, by giving the other party written notice of such change in the manner hereinabove provided.

To Borrower:	William H. Lyon
Willa Dean Lyon
c/o William Lyon Homes, Inc.
4490 Von Karman Avenue
Newport Beach, California 92660

with a copy to:	Irell & Manella LLP
840 Newport Center Drive, Suite 400
Newport Beach, California 92660
Attention: Richard M. Sherman, Jr., Esq.

William Harwell Lyon Separate Property Trust
c/o Irell & Manella LLP
840 Newport Center Drive, Suite 400
Newport Beach, California 92660
Attention: Richard M. Sherman, Jr., Esq

To Lender:	Fremont Investment & Loan
2727 E. Imperial Highway
Brea, California 92821-6713
Attention: Commercial Real Estate Asset Management
Loan No. 950114733

with a copy to:	Fremont Investment & Loan
2425 Olympic Boulevard
Third Floor
Santa Monica, California 90404
Attention: Alec G. Nedelman
Loan No. 950114733

8.11 Survival of Warranties and Certain Agreements.

All agreements, indemnities, representations and warranties made herein and in the other Loan Documents shall survive the execution and delivery of this Agreement, the making of the Loan hereunder and the execution and delivery of the Note. All representations and warranties made in this Agreement or in any of the other Loan Documents shall further survive any and all investigations and inquiries made by Lender. Notwithstanding anything in this Agreement or the other Loan Documents or implied by law to the contrary, any indemnities made by Borrower in the Loan Documents shall survive the payment of the Loan, the satisfaction of the Secured Obligations, and/or the termination of this Agreement or the other Loan Documents.

8.12 Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of Lender or any holder of the Note or portion thereof in the exercise of any power, right or privilege hereunder or under the Note or any of the other Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are separate, distinct and cumulative to, and not exclusive of, any rights or remedies otherwise available at law or in equity. No act of Lender under any of the Loan Documents shall be construed as an election to proceed under any one provision to the exclusion of any other provision, notwithstanding anything in the Loan Documents to the contrary. Borrower expressly waives all right to the benefit of any statute of limitations and any moratorium, reinstatement, marshaling, forbearance, extension, redemption, valuation, or appraisement now or hereafter provided by federal or state law, as a defense to any demand against Borrower to the fullest extent permitted by law.

8.13 Survival of Obligations Upon Termination of Agreement.

No termination or cancellation (regardless of cause or procedure) of this Agreement or any of the other Loan Documents shall in any way affect or impair the powers, obligations, duties, rights, and liabilities of Borrower or Lender relating to (a) any transaction or event occurring prior to such termination or cancellation, or (b) any of the undertakings, agreements, covenants, indemnities, warranties and representations of Borrower or Lender contained in this Agreement or any of the other Loan Documents.

8.14 Disbursements in Excess of Loan Amount.

In the event the total disbursements by Lender exceed the amount of the Loan set forth herein, the total of all disbursements shall, to the extent permitted by the laws of the Governing State, constitute part of the Secured Obligations and be secured by the Security Instrument and other Loan Documents. All other sums expended by Lender pursuant to this Agreement or any of the other Loan Documents shall be deemed to have been disbursed to Borrower and shall be secured by the Loan Documents.

8.15 Severability.

If any term of this Agreement or any of the other Loan Documents or the application thereof to any Person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or other Loan Document or the application of such term to Persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Agreement or other Loan Document shall be valid and enforceable to the fullest extent.

8.16 Rules of Construction.

Where the identity of the parties to this Agreement or any of the other Loan Documents or the circumstances make it appropriate, the masculine gender includes the feminine and/or neuter, and the singular number includes the plural. Article and Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and shall not constitute a part of this Agreement or such other Loan Documents for any other purpose or be given any substantive effect. The recitals to this Agreement and to each of the other Loan Documents are incorporated herein and therein and made a part hereof and thereof. All exhibits to each of the Loan Documents shall constitute a part of the applicable Loan Documents. Borrower and Lender have each had an opportunity to review and negotiate the terms of this Agreement and the other Loan Documents; accordingly, the rule requiring that language be construed against drafting party shall not be applicable to this Agreement or the other Loan Documents.

8.17 Applicable Law.

This Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the Governing State.

8.18 Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Borrower’s rights and obligations or any interest hereunder or under any of the other Loan Documents may not be assigned, including, without limitation, assigned for security purposes, and any purported assignment shall be null and void ab initio. As used herein, and in the other Loan Documents, “Lender” (or similar references to the lender) shall include all holders of the Note, including, without limitation, pledgees of the Note, whether or not named herein or therein. In exercising any rights hereunder or under any of the other Loan Documents or taking any actions provided for herein or therein, Lender may act through its employees, agents or independent contractors authorized by Lender.

8.19 Intentionally Omitted.

8.20 Disclaimer by Lender.

Borrower is not and shall not be an agent of Lender for any purpose. Lender is not a joint venture partner with Borrower or Guarantor.

8.21 Counterparts.

This Agreement and the other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. Signature and, if applicable, acknowledgment pages, may be detached from the counterparts and attached to a single copy of the applicable document to physically form one document, which may be recorded if applicable.

8.22 Entire Agreement.

The Loan Documents and the Environmental Indemnity set forth the entire understanding between Borrower and Lender relative to the Loan and the same supersede all prior agreements and understandings relating to the subject matter hereof or thereof.

8.23 Time is of the Essence.

Time is strictly of the essence of this Agreement and the other Loan Documents.

8.24 No Third Party Beneficiaries.

This Agreement and the other Loan Documents are made and entered into for the sole protection and benefit of the parties hereto and thereto, and, except as provided in Section 8.17 of this Agreement, no other person or entity shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim as a beneficiary in connection with, this Agreement or any of the other Loan Documents.

8.25 Consent to Jurisdiction.

Borrower and Lender each hereby consent to the jurisdiction of any state or federal court located within the Governing State in any suit, action or proceeding based hereon or arising out of, under or in connection with this Agreement or any of the other Loan Documents (and further agree not to assert or claim that such venue is inconvenient or otherwise inappropriate or unsuitable), and waive personal service of any and all process upon them and consent that all service of process be made by certified mail to the applicable address set forth herein.

8.26 Brokerage Commission.

Borrower hereby indemnifies and agrees to defend and hold the Indemnitees harmless for, from and against any and all expenses, loss, claims, damage or liability for any commissions, fees, charges or other compensation claimed to be due by any mortgage or real estate broker, realtor, agent or finder with whom it, or any of its Affiliates, agents, employees or representatives have had or have allegedly had any dealings in connection with the making of the Loan.

8.27 Waiver of Rights and Defenses.

To the extent (and only to the extent) that Borrower may be considered guarantors or sureties for one another because of the nature of their ownership interests in the Property, their status as tenants in common, and/or due to the joint and several nature of their obligations under the Note and the other Loan Documents, each Borrower (other than the Trust) acknowledges that it has executed and delivered the Security Instrument, and each Borrower acknowledges that it has executed and delivered, to the extent applicable, the other Loan Documents, or assumed the obligations under the Security Instrument and to the extent applicable, the other Loan Documents, as applicable, with the intent of subjecting its respective interests in the Property to the lien of the Security Instrument and to the extent applicable, the other Loan Documents, as security for the Note in order to induce Lender to make the Loan, and each Borrower hereby agrees, to the fullest extent permitted by law, not to assert to take advantage of:

(a) Any right to require Lender to proceed against any other Borrower, as co-makers of the Note, or any other person or to proceed against or exhaust any other security held by Lender (and not secured by the Security Instrument) at anytime or to pursue any other remedy in Lender’s power before exercising any right or remedy under the Security Instrument or any other Loan Documents.

(b) Any defense that may arise by reason of:

(i) The release, suspension, discharge or impairment of any of Lender’s rights against any other Borrower or any other party against whom Lender might assert a claim, whether such release, suspension, discharge or impairment is explicit, tacit or inadvertent; or

(ii) Lender’s failure to pursue any other remedies available to Lender that would reduce the burden of the indebtedness secured hereby on each Borrower’s interests in the Property; or

(iii) Any extension of the time for the payment or performance of any of any other Borrower’s obligations under the Note, the Security Instrument or any of the other Loan Documents; or

(iv) The incapacity or lack of authority of any other Borrower or any person or persons; or

(v) The failure of Lender to file or enforce a claim against the estate (in either administration, bankruptcy or any other proceedings) of any other Borrower or any other person or persons.

(c) Demand, protest and notice of any kind, including, without limitation, the following notices:

(i) Notice of the evidence, creation or incurring of any new or additional indebtedness or obligation (provided that such indebtedness or obligation is not secured by the Security Instrument); or

(ii) Notice of any action or non-action on the part of any other Borrower or Lender in connection with any obligation or evidence of indebtedness held by Lender as collateral; or

(iii) Notice of payment or non-payment by any other Borrower of the indebtedness secured by the Security Instrument.

(d) Any right to assert against Lender any defense arising by reason of any claim or defense based upon an election of remedies by Lender to foreclose, either by judicial foreclosure or by exercise of the power of sale, the Security Instrument, which in any manner impairs, reduces, releases, destroys or extinguishes each Borrower’s subrogation rights, rights to proceed against the other for reimbursement, or any other rights of each Borrower to proceed against any other person or security. Each Borrower waives all rights and defenses to enforcement of all or any part of the indebtedness secured by the Security Instrument which defenses are based on an election of remedies by Lender, even though the election of remedies, such as nonjudicial foreclosure with respect to the Security Instrument, will destroy each Borrower’s rights of subrogation and reimbursement against the others by operation of Law. Each Borrower makes this waiver with full knowledge that if Lender (i) waives a deficiency judgment in a judicial foreclosure, or (ii) exercises the power of sale under this Security Instrument, any action by any Borrower against the others to obtain reimbursement of any amount paid by such Borrower hereunder could be barred by reason of (x) Lender’s waiver of such deficiency in a judicial foreclosure or (y) Lender’s exercise of such power of sale under any provisions of Law which provides that no judgment shall be rendered for any deficiency upon a note secured by a Security Instrument upon real property in any case in which the real property has been sold by the trustee under the power of sale contained in the Security Instrument. Each Borrower understands that absent the waiver set forth herein, such Borrower would have a defense to its obligations hereunder with respect to a deficiency following a non-judicial foreclosure or a judicial foreclosure in which the Lender waived its right to a deficiency judgment against any other Borrower and that by granting this waiver, each Borrower is waiving this defense which such Borrower would have against Lender.

(e) Any rights arising because of any Borrower’s payment or satisfaction of the indebtedness secured by the Security Instrument (i) against any other Borrower, by way of subrogation to the rights of Lender or otherwise, or (ii) against any other guarantor or any other party obligated to pay any of the indebtedness secured hereby, by way of contribution or reimbursement or otherwise.

(f) Any duty on the part of Lender to disclose to any Borrower any default by any other Borrower under the Note or any other Loan Document.

(g) Any duty on the part of Lender to disclose to any Borrower any facts Lender may now know or may hereafter know about any other Borrower or any successors in interest (if any) regardless of whether Lender (i) has reason to believe that any such facts materially increase the risk beyond the risk which such Borrower intends to assume by executing the Loan Documents, (ii) has reason to believe that these facts are unknown to such Borrower, or (iii) has a reasonable opportunity to communicate such facts to such Borrower, it being understood and agreed that each Borrower is fully responsible for being and keeping informed of the financial condition of any other Borrower or any successor in interest of any other Borrower and of all circumstances bearing on the risk of non-payment of any indebtedness of any other Borrower to Lender that is secured hereby.

(h) Any right to object to the release of any portions of the Property from the lien of the Security Instrument notwithstanding the fact that such releases may be made without Lender having received any or adequate consideration therefor.

Each Borrower further agrees that with respect to any obligation secured by the Security Instrument Lender may, in such manner and upon such terms and at such times as Lender deems best and without demand or notice to or consent of such Borrower (i) release any party now or hereafter liable for the performance of any such obligation, (ii) extend the time for the performance of any such obligation, (iii) accept additional security therefor, and (iv) alter, substitute or release any property securing such performance.

Before executing the Loan Documents, each Borrower has made such independent legal and factual inquiries and investigations as such Borrower deemed necessary or desirable with respect to the ability of any other Borrower to honor all of such other Borrower’s covenants and agreements with Lender, and each Borrower has relied solely on said independent inquiries and investigations preparatory to entering into the Loan Documents.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by Borrower and Lender.

BORROWER:
/s/ WILLIAM LYON WILLIAM LYON, an individual
/s/ WILLA DEAN LYON WILLA DEAN LYON, an individual
WILLIAM HARWELL LYON SEPARATE PROPERTY TRUST

By:	/s/ RICHARD M. SHERMAN, JR.
Its:	Richard M. Sherman, Jr., as Trustee

LENDER:

FREMONT INVESTMENT & LOAN,
a California industrial bank

By:	/s/ [Illegible]
Its:	Vice President

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EXHIBIT A

That certain real property located in the City of Coto de Caza, County of Orange, State of California, having a street address of 24331 Coto de Caza Drive, more particularly described as follows:

[Attached]

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